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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
           12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934



                        Commission File Number: 333-36952

                                   ORIUS CORP.
             (Exact name of registrant as specified in its charter)

                            1401 Forum Way, Suite 400
                         West Palm Beach, Florida 33401
                                 (561) 687-8300

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   12 3/4% Senior Subordinated Notes due 2010
            (Title of each class of securities covered by this Form)

                                      None

              (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [ ]             Rule 12h-3(b)(1)(ii)   [ ]
          Rule 12g-4(a)(1)(ii)   [ ]             Rule 12h-3(b)(2)(i)    [ ]
          Rule 12g-4(a)(2)(i)    [ ]             Rule 12h-3(b)(2)(ii)   [ ]
          Rule 12g-4(a)(2)(ii)   [ ]             Rule 15d-6             [X]
          Rule 12h-3(b)(1)(i)    [X]

Approximate number of holders of record as of the certification or
notice date:    20

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Pursuant to the requirements of the Securities Exchange Act of 1934, Orius Corp.
has caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.

                                       ORIUS CORP.


Date: November 14, 2002                By:  /s/ ROBERT E. AGRES
                                            ---------------------------------
                                                 Robert E. Agres
                                                 Senior Vice President and
                                                 Chief Financial Officer
                                                 (Principal Financial and
                                                  Accounting Officer)